EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-32869, 333-88442, and 333-149035 on Forms S-8 and Registration Statements Nos. 333-68766, 333-119756, 333-121835, 333-121837 and 333-123403 on Forms S-3 of our report dated February 25, 2010, relating to the financial statements and financial statement schedule of Terra Industries Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s retrospective adoption of guidance related to noncontrolling interests in consolidated financial statements effective January 1, 2009) and our report dated February 25, 2010 relating to the effectiveness of Terra Industries Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Terra Industries Inc. and subsidiaries for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Omaha, Nebraska
February 25, 2010